FOR IMMEDIATE RELEASE

Lincoln Financial Group reports Fourth quarter and

Full Year 2019 results

_______________________________________

Fourth quarter net income EPS of $2.15, up 19% and adjusted operating EPS of $2.41, up 12%

Net income ROE, including AOCI, of 8.7% and adjusted operating ROE, excluding AOCI, of 13.9%

BVPS, including AOCI, of $100.11, up 44%; BVPS, excluding AOCI, of $71.27, up 5%

$938 million of capital returned to shareholders in 2019

Radnor, PA, February 5, 2020 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the fourth quarter of 2019 of $431 million, or $2.15 per diluted share available to common stockholders, compared to net income in the fourth quarter of 2018 of $399 million, or $1.80 per diluted share available to common stockholders. Fourth quarter adjusted income from operations was $482 million, or $2.41 per diluted share available to common stockholders, compared to adjusted income from operations of $475 million, or $2.15 per diluted share available to common stockholders, in the fourth quarter of 2018.

Net income for the full year of 2019 was $886 million, or $4.38 per diluted share available to common stockholders, compared to $1.6 billion, or $7.40 per diluted share available to common stockholders in 2018. Full year 2019 adjusted income from operations was $1.4 billion, or $6.71 per diluted share available to common stockholders, compared to $1.9 billion, or $8.48 per diluted share, available to common stockholders, for the full year of 2018.

“Fourth quarter results once again demonstrated our long-term track record of strong financial performance as adjusted operating EPS grew 12% and our ROE was nearly 14%,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Throughout the course of the year we grew sales, diversified our mix of business, appropriately adjusted our assumptions, and continued to execute on our expense initiatives, all of which positions us to continue to drive long-term shareholder value.”

	As of or For the		As of or For the
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2019	2018	2019	2018
Net Income (Loss)	$431	$399	$886	$1,641
Net Income (Loss) Available to Common Stockholders	430	387	886	1,623
Net Income (Loss) per Diluted Share Available to Common Stockholders	2.15	1.80	4.38	7.40
Revenues	4,344	4,531	17,258	16,424
Adjusted Income (Loss) from Operations	482	475	1,355	1,880
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders	2.41	2.15	6.71	8.48
Average Diluted Shares	200.0	215.0	202.1	219.6
Return on Equity (ROE), Including Accumulated Other Comprehensive
Income (AOCI) (Net Income)	8.7%	10.9%	4.9%	10.6%
Adjusted Operating ROE, Excluding AOCI (Income from Operations)	13.9%	13.5%	9.7%	13.5%
Book Value per Share, Including AOCI	$100.11	$69.71	$100.11	$69.71
Book Value per Share, Excluding AOCI	71.27	67.73	71.27	67.73

Operating Highlights – Fourth Quarter and Full Year 2019

•	Operating revenues increased for all four business segments in the current quarter and for the full year compared to the prior-year periods
•	Total Annuity net flows of $729 million in the current quarter and $1.9 billion for the full year
•	Retirement Plan Services expense ratio improved 50 basis points compared to the prior-year quarter and 60 basis points compared to the prior year
•	Total Life Insurance sales of $447 million in the quarter and $1.1 billion for the full year
•	Group Protection sales increased 9% compared to the prior-year quarter and 30% compared to the prior year

There were no notable items within adjusted income from operations for the current quarter while the full year included approximately $1.99 of net unfavorable items per share primarily related to the company’s annual review of DAC and reserve assumptions. In the prior-year quarter, there were no notable items within adjusted income from operations while the full year included approximately $0.01 of net unfavorable items per share primarily related to the company’s annual review of DAC and reserve assumptions.

Fourth Quarter 2019 – Segment Results

Annuities

Annuities reported income from operations of $269 million compared to $258 million in the prior-year quarter. This increase was primarily driven by higher account values from strong equity market performance and net flows.

Total annuity deposits of $3.9 billion were up 3% from the prior-year quarter. Variable annuity sales were up 10% versus the prior-year quarter while fixed annuity sales decreased 10% over the same period. For the full year, total annuity sales of $14.5 billion increased 17% versus the prior year with growth in both variable and fixed annuity sales.

Net flows were $729 million in the quarter, which included positive flows from both variable and fixed annuities. For the full year, net flows totaled $1.9 billion compared to outflows of $139 million in the prior year. Positive net flows combined with equity market growth led to average account values of $138 billion, up 10% over the prior-year quarter.

Retirement Plan Services

Retirement Plan Services reported income from operations of $47 million compared to $45 million in the prior-year quarter with the increase driven primarily by higher account values from strong equity market performance and net flows.

Total deposits for the quarter of $2.7 billion were up 23% driven by strong first-year sales and an 8% increase in recurring deposits. For the full year, total deposits decreased 6% as growth in recurring deposits was more than offset by a decline in first-year sales.

Net flows totaled $422 million in the quarter and $620 million for the full year. These positive flows combined with equity market growth led to average account values of $76 billion, up 10% over the prior-year quarter.

Life Insurance

Life Insurance reported income from operations of $179 million compared to $175 million in the prior-year quarter. This increase was primarily driven by continued growth in the business and favorable mortality relative to the prior-year quarter.

Total Life Insurance sales were $447 million versus $262 million in the prior-year quarter. This increase was driven by 59% growth in individual life products coupled with strong executive benefits sales. For the full year, sales were $1.1 billion, up 42% versus the prior year driven by growth in IUL and executive benefits sales.

Total Life Insurance in-force of $830 billion grew 12% over the prior-year quarter, and average account values of $53 billion increased 6% over the same period.

Group Protection

Group Protection income from operations was $54 million in the quarter compared to $50 million in the prior-year period. The increase was primarily driven by premium growth and improvement in the overall loss ratio.

The total loss ratio was 74% in the current quarter compared to 76% in the prior-year quarter.

Group Protection sales were $297 million in the quarter, up 9% versus the prior-year quarter driven by growth in both life and disability products. Full-year sales were $752 million, up 30%, with employee-paid sales representing 42% of total sales. Sales growth contributed to 2% growth in insurance premiums over the prior-year quarter.

Other Operations

Other Operations reported a loss from operations of $67 million versus a loss of $53 million in the prior-year quarter.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses and impacts to net income (after-tax) in the quarter were primarily driven by a $55 million loss from variable annuity non-performance risk.

Unrealized Gains and Losses

The company reported a net unrealized gain of $10.9 billion, pre-tax, on its available-for-sale securities at December 31, 2019. This compares to a net unrealized gain of $1.6 billion at December 31, 2018, with the year-over-year increase primarily driven by lower treasury rates and tighter credit spreads.

Capital

The quarter’s average diluted share count of 200.0 million was down 7% from the fourth quarter of 2018, the result of repurchasing 10.4 million shares of stock at a cost of $640 million since December 31, 2018.

Book Value

As of December 31, 2019, book value per share, including AOCI, increased 44% from the prior-year period to $100.11. Book value per share, excluding AOCI, increased 5% from the prior-year period to $71.27.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating ROE and BVPS, excluding AOCI, to net income, ROE and BVPS, including AOCI, calculated in accordance with GAAP. The tables also include a reconciliation of adjusted operating EPS excluding notable items to adjusted operating EPS.

This press release may contain statements that are forward-looking, and actual results may differ materially. Please see the Forward Looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s fourth quarter 2019 statistical supplement available on its website, www.lfg.com/earnings.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, February 6, 2020. The conference call will be broadcast live through the company website at www.lfg.com/webcast. Please log on at least fifteen minutes prior to the call to register and download any necessary streaming media software. To participate via phone: (866) 394-4575 (U.S./Canada) or (678) 509-7536 (International). Ask for the Lincoln National Conference Call.

A replay of the call will be available by 1:00 p.m. Eastern Time on February 6, 2020 at www.lfg.com/webcast. Audio replay will be available from 1:00 p.m. Eastern Time on February 6, 2020 through 12:00 p.m. Eastern Time on February 13, 2020. To access the re-broadcast, dial: (855) 859-2056 (Domestic) or (404) 537-3406 (International). Enter conference code: 3788918.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $275 billion in assets under management as of December 31, 2019. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, Lincoln earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index. Lincoln has also been recognized in Newsweek’s Most Responsible Companies and is among Forbes’ World’s Best Employers, Best Large Employers, Best Employers for Diversity, Best Employers for Women and ranked on the JUST 100 list. Learn more at: www.LincolnFinancial.com.  Follow us on Facebook,  Twitter,  LinkedIn, and Instagram.  Sign up for email alerts at http://newsroom.lfg.com.

Contacts:	Chris Giovanni	Scott Sloat
	(484) 583-1793	(484) 583-1625
	Investor Relations	Media Relations
	InvestorRelations@LFG.com	scott.sloat@LFG.com

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (adjusted operating income), adjusted operating return on equity, adjusted operating revenues, and adjusted operating EPS better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sales or disposals and impairments of securities;
o	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);
o	Changes in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
o	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
o	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results;
o

Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting options”); and

o	Changes in the fair value of equity securities;
•	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Gains (losses) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Acquisition and integration costs related to mergers and acquisitions; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Revenue adjustments from the initial adoption of new accounting standards;
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items, is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Annuities and Retirement Plan Services – deposits from new and existing customers;
•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first-year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Total Revenues	$4,344	$4,531	$17,258	$16,424
Less:
Excluded realized gain (loss)	(171)	141	(794)	(46)
Amortization of DFEL on benefit ratio unlocking	2	(4)	6	(5)
Total Adjusted Operating Revenues	$4,513	$4,394	$18,046	$16,475

Net Income (Loss) Available to Common
Stockholders – Diluted	$430	$387	$886	$1,623
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(1)	(12)	-	(18)
Net Income (Loss)	431	399	886	1,641
Less:
Excluded realized gain (loss), after-tax	(135)	111	(627)	(37)
Benefit ratio unlocking, after-tax	91	(167)	277	(136)
Net impact from the Tax Cuts and Jobs Act	17	-	17	19
Acquisition and integration costs related to mergers
and acquisitions, after-tax	(24)	(20)	(103)	(67)
Gain (loss) on early extinguishment of debt, after-tax	-	-	(33)	(18)
Total adjustments	(51)	(76)	(469)	(239)
Adjusted Income (Loss) from Operations	$482	$475	$1,355	$1,880

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$2.15	$1.80	$4.38	$7.40
Adjusted income (loss) from operations	2.41	2.15	6.71	8.48

Average Stockholders' Equity
Average equity, including average AOCI	$19,844	$14,710	$17,973	$15,517
Average AOCI	5,961	622	4,019	1,602
Average equity, excluding AOCI	13,883	14,088	13,954	13,915
Average goodwill	1,778	1,769	1,778	1,613
Average equity, excluding AOCI and goodwill	$12,105	$12,319	$12,176	$12,302

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	8.7%	10.9%	4.9%	10.6%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	13.9%	13.5%	9.7%	13.5%
Adjusted income (loss) from operations with average equity
excluding goodwill	15.9%	15.4%	11.1%	15.3%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

Lincoln National Corporation

Reconciliation of Net Income EPS to Adjusted Operating EPS Excluding Notable Items and Alternative Investment Income

	For the		For the
	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Adjusted Income (Loss) from Operations EPS, As Reported	$2.41	$2.15	$6.71	$8.48
Less:
Notable items:
Unlocking/reserve adjustments	-	-	(1.99)	(0.01)
Total notable items	-	-	(1.99)	(0.01)
Adjusted Income (Loss) from Operations EPS, Excluding
Notable Items	$2.41	$2.15	$8.70	$8.49

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of December 31,
	2019	2018
Book value per share, including AOCI	$100.11	$69.71
Per share impact of AOCI	28.84	1.98
Book value per share, excluding AOCI	71.27	67.73

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	December 31,
	2019	2018

Revenues	$4,344	$4,531

Net Income (Loss)	$431	$399
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(1)	(12)
Net Income (Loss) Available to Common
Stockholders – Diluted	$430	$387

Earnings (Loss) per Common Share – Basic	$2.18	$1.89
Earnings (Loss) per Common Share – Diluted	2.15	1.80

Average Shares – Basic	197,534,951	211,553,516
Average Shares – Diluted	200,005,404	214,970,179

	For the
	For the Year Ended
	December 31,
	2019	2018

Revenues	$17,258	$16,424

Net Income (Loss)	$886	$1,641
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(18)
Net Income (Loss) Available to Common
Stockholders – Diluted	$886	$1,623

Earnings (Loss) per Common Share – Basic	$4.41	$7.60
Earnings (Loss) per Common Share – Diluted	4.38	7.40

Average Shares – Basic	200,608,737	215,936,448
Average Shares – Diluted	202,105,134	219,552,106

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe," "anticipate," "expect," "estimate," "project," "will," "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees; the impact of U.S. Federal tax reform legislation on our business, earnings and capital; and the impact of any “best interest” standards of care adopted by the Securities and Exchange Commission (“SEC”) or other regulations adopted by federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker dealers;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us, the economy and the financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI") and deferred front-end loads ("DFEL"); and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles that may affect our financial statements;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•

The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including the successful implementation of integration strategies or the achievement of anticipated synergies and operational efficiencies related to an acquisition;

•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries' businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.